SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
(as	permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ADVANCED MICRO DEVICES, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

ADVANCED MICRO DEVICES, INC.

ONE AMD PLACE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088-3453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the Fairmont Hotel, 170 South Market Street, San Jose, California, on Thursday, April 28, 2005. The meeting will start at 10:00 a.m. local time. At the meeting, we will ask you to:

•	Elect eight directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	If properly presented, consider two stockholder proposals, which are opposed by our Board of Directors; and

•	Transact any other business that properly comes before the meeting.

By Order of the Board of Directors,

HOLLIS M. O’BRIEN

Secretary

This proxy statement and accompanying proxy card are first being distributed on or about March 10, 2005.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE

ONLINE AT PROXYVOTE.COM OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE

NOT TO ATTEND THE MEETING.

ADVANCED MICRO DEVICES, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made by the Board of Directors of Advanced Micro Devices, Inc. We have retained Georgeson Shareholder Communications, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, including Georgeson’s fee, which we expect to be approximately $8,500.

2.	Q: WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

A:	This proxy statement was first mailed to stockholders on or about March 10, 2005.

3.	Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	The election of directors to serve on our Board of Directors;

•	The appointment of our independent registered public accounting firm for the current fiscal year; and

•	If properly presented, two stockholder proposals, which are opposed by our Board of Directors.

4.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Board recommends that you vote:

•	FOR each of the director nominees;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•	AGAINST the stockholder proposals.

5.	Q: WHO IS ENTITLED TO VOTE?

A:	Stockholders as of the close of business on February 28, 2005, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting. On the Record Date, approximately 393,948,189 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of AMD, located at One AMD Place, Sunnyvale, California, at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q: HOW DO I VOTE BY MAIL?

A:

If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the ratification of the appointment of our auditors and AGAINST the stockholder proposals. However, if your shares are held by your broker, you must instruct your broker how to vote on the stockholder proposals or your broker cannot vote on these items. For additional information, please see question 13, below.

7.	Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:	If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q: WHO CAN ATTEND THE ANNUAL MEETING?

A:	Only stockholders as of the close of business on February 28, 2005, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on February 28, 2005 to attend the meeting.

9.	Q: CAN I VOTE AT THE MEETING?

A.	Yes. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the meeting showing that you were the beneficial owner of the shares on February 28, 2005.

10.	Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?

A.	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:

•	Sending in another proxy with a later date by mail, telephone or over the Internet;

•	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Voting in person at the Annual Meeting.

11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on February 28, 2005.

12.	Q: WHAT IS A “QUORUM”?

A:

A “quorum” is a majority of the outstanding shares. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

13.	Q: WHAT IS BROKER “DISCRETIONARY” VOTING?

A:	Under the rules of the New York Stock Exchange (NYSE), if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors and ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Your broker cannot vote your shares without your instruction on how to vote on the stockholder proposals, so it is very important that you instruct your broker how to vote on these proposals.

14.	Q: HOW ARE MATTERS PASSED OR DEFEATED?

A:	The eight director nominees receiving the highest number of affirmative votes will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from more than 50 percent of the shares that are voted to be approved. An abstention has the same effect as a vote AGAINST this proposal. The stockholder proposals must receive affirmative votes from more than 50 percent of the shares that are voted to be approved. Broker non-votes are not counted as shares voted on the stockholder proposals.

15.	Q: WHO WILL COUNT THE VOTES?

A:	Proxies will be tabulated by ADP-ICS, Inc.

16.	Q: IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to ADP-ICS and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit ADP-ICS to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

17.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED ON THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Hector de J. Ruiz, our Chief Executive Officer, and Hollis M. O’Brien, our Secretary, to vote on such matters at their discretion.

18.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

A:

Under the Securities and Exchange Commission rules, for stockholder proposals to be considered for inclusion in next year’s proxy statement, they must be submitted in writing to our Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088 on or before November 10, 2005. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at a stockholders meeting, an additional notice of any nomination or proposal must be received by us between January 30 and February 27, 2006. If our 2006 Annual Meeting is not within 30 days of April 28, 2006, to be timely, the notice by the stockholder must be not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our bylaws is included in this proxy statement beginning on page 6, including a description of the information that must be included in the stockholder notice.

19.	Q: WILL AMD WEBCAST THE ANNUAL MEETING?

A.	Yes. The Annual Meeting will be webcast live. You can access it by going to AMD’s Investor Relations Web site at: www.amd.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our Web site for a period of time after the meeting.

ITEM 1—ELECTION OF DIRECTORS

Effective February 4, 2005, in accordance with our bylaws, our Board of Directors increased the authorized number of directors from nine to ten. As described below, two of our directors are retiring and the Board intends to reduce the authorized number of directors to eight following their retirement. Consequently, eight directors will be elected at the Annual Meeting. All directors are elected annually and serve a one-year term until the next Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors accepted, the following eight persons as nominees for election to the Board: Dr. Hector de J. Ruiz, Dr. W. Michael Barnes, Mr. Bruce L. Claflin, Ms. H. Paulett Eberhart, Mr. David J. Edmondson, Mr. Robert B. Palmer, Dr. Leonard M. Silverman and Mr. Morton L. Topfer. All of the nominees are currently directors of AMD. Mr. W. J. Sanders III resigned from the Board in April 2004. Mr. Charles M. Blalack and Dr. R. Gene Brown, currently members of the Board, will not be standing for re-election. Dr. Brown has served the Company as a director since the Company was founded in 1969. Mr. Blalack has served the Company as a director since 1989. Our Board appointed Mr. Edmondson in October 2004 and Mr. Topfer in February 2005. Mr. Edmondson was referred to our Nominating and Corporate Governance Committee by an executive search firm retained by the Committee to assist in identifying qualified director candidates. Mr. Topfer was referred to the Committee by our Chairman, Dr. Ruiz.

The Board of Directors expects all nominees named below to be available for election. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise. All of our current Board member nominees are expected to be present at the 2005 Annual Meeting. All of our 2004 Board member nominees were present at the 2004 Annual Meeting, except Dr. Silverman, who was ill.

The experience and background of each of the nominees follows.

Dr. Hector de J. Ruiz—Dr. Ruiz, 59, has been a director since 2000. Dr. Ruiz is currently our Chairman of the Board, President and Chief Executive Officer. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Before joining AMD, Dr. Ruiz served as President of the Motorola, Inc. Semiconductor Products Sector since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and, from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz is a member of the Board of Directors of Eastman Kodak Company.

Dr. W. Michael Barnes—Dr. Barnes, 62, has been a director since 2003. Dr. Barnes served as Senior Vice President and Chief Financial Officer of Rockwell International Corporation (Rockwell), a diversified NYSE company, from 1991 until his retirement in 2001. Dr. Barnes joined Collins Radio Company (Collins) in 1968 as a member of the corporate operations research staff. Collins was acquired by Rockwell in 1973, and Dr. Barnes held various management positions at Rockwell until 1991. He was named a distinguished alumnus by the Texas A&M University College of Engineering in 1992, is a member of the Texas A&M University chancellor’s Century Council and is on the university’s Engineering Advisory Board. Dr. Barnes is a member of the Board of Directors of MetroPCS, Inc.

Bruce L. Claflin—Mr. Claflin, 53, has been a director since 2003. Mr. Claflin is President, Chief Executive Officer, and a member of the Board of Directors of 3Com Corporation (3Com), a provider of voice and data networking products and services, and has been since January 2001. He joined 3Com as President and Chief Operating Officer in August of 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, sales and marketing for Digital Equipment Corporation (Digital). Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of the IBM PC Company’s worldwide R&D, product and brand management, as well as president of IBM PC Company Americas.

H. Paulett Eberhart—Ms. Eberhart, 51, has been a director since April 2004. Ms. Eberhart was the President—Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company, from 2003 until she retired in 2004. Ms. Eberhart was an employee of EDS since 1978. Prior to serving as President—Americas, Ms. Eberhart was the Senior Vice President – EDS and President—Solutions Consulting. From 2001 to 2002, Ms. Eberhart served as the Senior Vice President, Information Solutions, U.S. and from 1999 to 2001 as the Senior Vice President, Information Solutions, Southwest Region. In 1998, she was the Senior Vice President, Finance. During this time, she was a member of the Board of Directors of AT Kearney, a subsidiary of EDS. Between 1978 and 1998, Ms. Eberhart served in various management positions in the area of Finance at EDS. Ms. Eberhart served as the chair of the Political Action Committee for EDS and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. Ms. Eberhart is a member of the Board of Directors of Anadarko Petroleum Corporation and Solectron Corporation.

David J. Edmondson—Mr. Edmondson, 45, was appointed a director on October 27, 2004. Mr. Edmondson is the President and Chief Executive Officer—Elect and a member of the Board of Directors of RadioShack Corporation. He joined RadioShack in 1994 as Vice President of Marketing. Before becoming President in 2000, he served as Senior Vice President of RadioShack and Executive Vice President/Chief Operating Officer of the RadioShack Retail Division. Prior to joining RadioShack, Mr. Edmondson served for 12 years in a variety of sales and marketing roles for ADVO, Inc. a large database and direct marketing company.

Robert B. Palmer—Mr. Palmer, 64, has been a director since 1999. Mr. Palmer was the Chairman and Chief Executive Officer of Digital Equipment Corporation (Digital) from 1995 until his retirement in 1998. Mr. Palmer was appointed Chief Executive Officer and President of Digital in October 1992. From 1985 to 1992, Mr. Palmer served in various executive positions at Digital. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (UTC), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. Mr. Palmer is on the Board of Trustees of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization.

Dr. Leonard M. Silverman—Dr. Silverman, 65, has been a director since 1994. Dr. Silverman was Dean of the School of Engineering of the University of Southern California from 1984 until June 2001. He currently holds the Fred O’Green Chair in Engineering at the same institution. He was elected to the National Academy of Engineering in 1988 and is a Fellow of the Institute of Electrical and Electronic Engineers. Dr. Silverman is a member of the Board of Directors of Statmon Technologies.

Morton L. Topfer—Mr. Topfer, 68, was appointed a director on February 4, 2005. Mr. Topfer is the Managing Director of Castletop Capital L.P., an investment firm that focuses on private equity and real estate investments. Before joining Castletop Capital in 2002, Mr. Topfer was Vice Chairman of Dell Computer Corporation, counselor to Dell’s Chief Executive Officer and a member of Dell’s office of the Chief Executive Officer. Before joining Dell in 1994, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions. Mr. Topfer serves on the Board of Directors of Measurement Specialties, Inc. and Staktek Holdings, Inc.

Consideration of Stockholder Nominees for Director

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2006 Annual Meeting must be a stockholder of record when they give us notice, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2006

Annual Meeting, the notice must be delivered between January 30, 2006 and February 27, 2006. However, if our 2006 Annual Meeting is not within 30 days of April 28, 2006, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the Annual Meeting was made or the day the notice of the Meeting is mailed. The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock owned beneficially or of record by him or her; and

•	any other information required to be disclosed in a proxy statement.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	their names and addresses;

•	the class and number of shares of stock owned beneficially and of record by them;

•	a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described below in the description of the Nominating and Corporate Governance Committee on page 9. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation.

Communications with the Board or Non-Management Directors

Stockholders who wish to communicate with our Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088 or send an email to Corporate.Secretary@amd.com. Our Corporate Secretary will forward these communications to our lead independent director. Communications will not be forwarded to the lead independent director unless the stockholder submitting the communication identifies himself or herself by name and sets out the class and number of shares of stock owned by himself or herself beneficially or of record.

Your Board of Directors unanimously recommends that you vote “FOR” the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will vote “FOR” the proposed nominees.

CORPORATE GOVERNANCE

The Board of Directors has adopted Principles of Corporate Governance (Principles) to address significant corporate governance issues. The Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Principles and reporting and recommending any changes to the Principles to the Board of Directors.

The Principles provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and the New York Stock Exchange listing standards. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company. Our Board of Directors has determined all of our director nominees, other than Dr. Ruiz, are independent in accordance with applicable law and the New York Stock Exchange rules. In 2003 and 2002, the Company received payment from 3Com Corporation for product purchases. In 2004, the Company did not receive any payment from 3Com. The Board has concluded that the business relationship of Mr. Claflin, as Chief Executive Officer of 3Com, with the Company is below the thresholds in the NYSE independence rules and is immaterial and does not interfere with Mr. Claflin’s exercise of independent judgment in his service on the Audit Committee.

The Board of Directors has adopted a code of ethics that applies to all directors and employees entitled, “Worldwide Standards of Business Conduct,” which we designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets.

The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

Each of the Committees described below has adopted a charter, which has been approved by the Board of Directors. You can access our bylaws, the latest Committee Charters, the Principles of Corporate Governance, the Worldwide Standards of Business Conduct and the Code of Ethics at the Investor Relations Web page of our Web site at www.amd.com or by writing to us at Corporate Secretary, AMD, One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@amd.com. We will provide you with this information free of charge. Please note that information contained on our Web site is not incorporated by reference in, or considered to be a part of, this document.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held eleven regularly scheduled and special meetings during the 2004 fiscal year. All directors attended at least 75 percent of the meetings of the Board of Directors in 2004. The Board has Audit, Compensation, Finance and Nominating and Corporate Governance Committees. The members of the Committees and their Chairs are selected by the Nominating and Corporate Governance Committee and then appointed by the Board annually. The Finance Committee was formed in July 2004. In 2004, the Board of Directors reappointed Mr. Robert Palmer as the lead independent director of the Board of Directors. In that capacity, Mr. Palmer chairs executive sessions of the independent directors, which are held at least twice a year, and the meetings of the Nominating and Corporate Governance Committee. Executive sessions of the independent directors were held six times in 2004.

Audit Committee.    In 2004, the Audit Committee consisted of Dr. R. Gene Brown, as Chair, Dr. W. Michael Barnes, Mr. Charles M. Blalack, Mr. Bruce L. Claflin and Ms. H. Paulett Eberhart, each of whom was determined by the Board of Directors to be financially literate and “independent.” All members of the Audit Committee are qualified to be designated as “audit committee financial experts.” However, the Board of Directors determined that only Dr. Brown and Ms. Eberhart would be designated to be “audit committee financial experts.” Following the retirement of Dr. Brown from the Board, Ms. Eberhart will serve as Chair of the Audit Committee. The Audit Committee held seventeen meetings during 2004. The Audit Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, who reports directly to the Committee. The Audit Committee meets alone with our financial and legal personnel, and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The director of our Internal Audit Department reports to the Chair of the Audit Committee and to our Chief Financial Officer and serves a staff function for the Audit Committee. All members of the Audit Committee attended at least 75 percent of the meetings of the Committee in 2004.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Robert B. Palmer, as Chair, Dr. W. Michael Barnes, Mr. Charles M. Blalack, Dr. R. Gene Brown, Mr. Bruce L. Claflin, Ms. H. Paulett Eberhart, Mr. David J. Edmondson, Dr. Leonard Silverman and Mr. Morton L. Topfer, each determined by the Board of Directors to be “independent.” Messers Edmondson and Topfer became members of the Nominating and Corporate Governance Committee on February 4, 2005. The Nominating and Corporate Governance Committee met six times in 2004 to consider nominees and appointees to the Board and other corporate governance matters. The Committee met once during 2005 to consider nominees for the 2005 Annual Meeting and other corporate governance matters. The Nominating and Corporate Governance Committee assists the Board in discharging its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to us and oversight of the evaluation of the board and management. In evaluating candidates to determine if they are qualified to become Board members, the Committee looks for the following attributes, among others the Committee deems appropriate: personal and professional character, integrity, ethics and values; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; academic expertise in an area of our operations; communications and interpersonal skills; and practical and mature business judgment. The Committee also evaluates board members’ and nominees’ service on the board of other public companies. Although the Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. In 2004, the Committee retained an executive search firm to assist in identifying qualified candidates, at our expense. Mr. Edmondson was referred to the Committee by the executive search firm. The Committee also evaluated candidates identified by their and other Board members’ personal contacts. Mr. Topfer was referred to the Committee by our Chairman, Dr. Ruiz. For a detailed description of the process for nomination of director candidates by stockholders, please see page 8 above. The Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. All members of the Nominating and Corporate Governance Committee attended at least 75 percent of the meetings of the Committee in 2004.

Compensation Committee.    The Compensation Committee consists of Dr. Leonard Silverman, as Chair, Dr. R. Gene Brown, Mr. Charles M. Blalack, Mr. Bruce L. Claflin and Mr. Robert B. Palmer, each determined by the Board to be “independent.” During 2004, the Compensation Committee met nine times. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our executives and members of the Board. In consultation with management and the Board, the Committee designs, recommends to the Board for approval and evaluates employment, severance and change of control agreements with executive officers and our compensation plans, policies and programs. The Committee ensures that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. All members of the Compensation Committee attended at least 75 percent of the meetings of the Committee in 2004.

Finance Committee.    The Finance Committee consists of Dr. W. Michael Barnes, as Chair, Dr. R. Gene Brown and Ms. H. Paulett Eberhart. The Board of Directors approved the formation of the Finance Committee in July 2004. During 2004, the Finance Committee met two times. The Finance Committee assists the Board by reviewing and making recommendations to the Board about our financial affairs and policies and the nature and structure of major financial commitments. Dr. Barnes and Ms. Eberhart attended both of the meetings of the Committee. Dr. Brown attended one of the meetings. The Finance Committee Charter is attached as Appendix A.

DIRECTORS’ COMPENSATION AND BENEFITS

In 2004, we paid each director who was not an employee of AMD an annual fee of $30,000, a fee of $2,000 for attendance at each regular or special meeting of the Board and a fee of $1,200 for attendance at each meeting of any committee on which the director served. In addition, in 2004, we paid the Chair of the Audit Committee an annual fee of $20,000, the Chair of the Compensation Committee an annual fee of $10,000, the Chair of the Finance Committee an annual fee of $10,000 and the lead independent director an annual fee of $20,000, for service in these capacities. In 2004, we provided Ms. Eberhart a laptop computer powered by our mobile AMD AthlonTM XP-M processor 2500+ and two sample microprocessors. We also provided each Board member with our Personal Internet Communicator device. We also reimbursed reasonable out-of-pocket expenses incurred by directors in connection with attending meetings and performing other Board-related services for AMD, and, on a few occasions, travel expenses of their spouses.

The following chart shows the cash amounts paid to each non-employee director for their service in 2004:

	Board Member Fees	Board Meeting Fees	Committee Chair and Lead Director Fees	Committee Meeting Fees	Total Amounts Paid
W. Michael Barnes	$30,000	$18,000	$2,500	$24,000	$74,500
Charles W. Blalack	$30,000	$16,000	$0	$31,200	$77,200
R. Gene Brown	$30,000	$16,000	$20,000	$31,200	$97,200
Bruce L. Claflin	$30,000	$14,000	$0	$21,600	$65,600
H. Paulett Eberhart	$22,500	$12,000	$0	$16,800	$51,300
David J. Edmondson	$7,500	$4,000	$0	$0	$11,500
Robert B. Palmer	$30,000	$18,000	$20,000	$16,800	$84,800
Leonard M. Silverman	$30,000	$18,000	$10,000	$13,200	$71,200

Beginning January 1, 2005, we will pay each non-employee director an annual retainer of $65,000. We will no longer pay meeting attendance fees, unless a committee or the Board of Directors meets more than eight times in any year. In that case, the meeting fees remain the same as noted above. We will continue to pay the Chair fees and lead independent director fee as noted above.

Under a non-discretionary formula approved by the stockholders, and contained in our 2004 Equity Incentive Plan, we grant initial options to purchase 50,000 shares of common stock to non-employee directors on their first election to the Board. These initial options are granted in four installments each year of 12,500 shares each and vest 4,166 shares on the anniversary of the first installment of the grant, with the balance vesting monthly over the next two years. If the director remains on the Board, we automatically grant annual supplemental options to purchase 25,000 shares of common stock on each re-election. These annual options are granted in four installments each year of 6,250 shares each and vest 2,083 shares on April 30 of the year following the first grant, with the balance vesting monthly over the next two years.

The options vest only if the director is serving on the Board on the vesting date. On February 4, 2005, in recognition of Dr. Brown’s 35 years of service on the Board, the Board of Directors voted to amend the AMD 2004 Equity Incentive Plan to accelerate the vesting of all of Dr. Brown’s unvested options on April 27, 2005 to April 27, 2005 (a total of 34,728 shares). The Board also voted to amend the AMD 2004 Equity Incentive Plan to correct an unintended consequence related to the scheduling of this Stockholder Meeting on April 28, 2005 on the vesting of Mr. Blalack’s stock options, by accelerating his options that vest on April 28, 29 and 30, 2005 to April 27, 2005 (a total of 9,724 shares). The exercise price of each option is the fair market value of our common stock on the date of grant. The options expire on the earlier of ten years plus one day from the grant date or 12 months (for options granted before April 26, 2001) or 24 months (for options granted after April 26, 2001) following termination of a director’s service on the Board.

PRINCIPAL STOCKHOLDERS

The following table shows each person or entity we know to be the beneficial owner of more than five percent of our common stock as of February 28, 2005.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Janus Capital Management LLC(1) 151 Detroit Street Denver, Colorado	24,332,500 (sole voting and dispositive power as to 23,898,278 shares)	6.18%
Oppenheimer Funds, Inc.(2) Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281	23,194,508 (shared dispositive power to all shares)	5.89%
Capital Research & Management Company(3) 333 South Hope Street Los Angeles, California 90071	28,197,240 (sole dispositive power to all shares)	7.16%
AXA(4) 25, avenue Matignon 75008 Paris, France	23,921,454 (sole voting power as to 19,442,973 shares; shared voting power as to 973,711 shares; sole dispositive power as to 23,858,308 shares; and, shared dispositive power as to 63,146 shares)	6.07%

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Janus Capital Management LLC (Janus). Janus has an indirect 100% ownership stake in Bay Isle Financial LLC (Bay Isle) and an indirect 77.5 percent ownership stake in Enhance Investment Technologies LLC (Intech). Holdings of Janus, Bay Isle and Intech are aggregated in the Schedule 13G filing. Janus, Bay Isle and Intech are registered investment advisers. Janus may be deemed to be the beneficial owner of 23,898,278 shares or 6.07 percent of our common stock. Intech may be deemed to be the beneficial owner of 434,222 shares or less than one percent of our common stock.
(2)	This information is based on Amendment No.1 of the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Oppenheimer Funds, Inc. (Oppenheimer). Oppenheimer is an investment advisor and disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act of 1934.
(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2005 by Capital Research & Management Company (Capital). Capital is an investment adviser and is deemed to be the beneficial owner of 28,197,240 shares or 7.16 percent of our common stock. Shares reported beneficially owned by Capital include 3,167,240 shares resulting from the assumed conversion of $74,050,000 of AMD’s 4.75% Convertible Senior Debentures Due 2022.

(4)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. pursuant to a joint filing agreement. Mutuelles AXA, located at at 26, rue Drouot, 75009 Paris, France, as a group controls AXA. AXA is the parent holding company of AXA Financial, Inc., AXA Investment Managers Paris and AXA Rosenberg Investment Management LLC. Advest, Inc., Alliance Capital Management L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc and operate under independent management and make independent voting and investment decisions. The AXA stock ownership is a follows:

	(i) Deemed to have Sole Power to Vote or to Direct the Vote	(ii) Deemed to have Shared Power to Vote or to Direct the Vote	(iii) Deemed to have Sole Power to Dispose or to Direct the Disposition	(iv) Deemed to have Shared Power to Dispose or to Direct the Disposition
The Mutelles AXA, as a group	0	0	0	0
AXA, a holding company	0	0	0	0
AXA Entity or Entities:
AXA Investment Managers Paris (France), a holding company	7,383	0	7,383	0
AXA Rosenberg Investment Management LLC, a holding company	0	0	57,800	0
AXA Financial, Inc., a holding company 1290 Avenue of the Americas New York, New York 10104	0	0	0	0
Subsidiaries of AXA Financial, Inc.:
Advest, Inc., a broker dealer and investment adviser	0	25,776	0	25,776
Alliance Capital Management L.P., an investment adviser	19,174,770	947,935	23,531,454	37,370
AXA Equitable Life Insurance Company, an insurance company and investment adviser	260,820	0	261,671	0

	19,442,973	973,711	23,858,308	63,146

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of February 28, 2005, by our current directors, by the nominees for election as directors, by each of our executive officers listed in the Summary Compensation Table below and by all of our directors and executive officers as of February 28, 2005 as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Dr. Hector de J. Ruiz	2,994,494	*
Dr. W. Michael Barnes	25,612	*
Charles M. Blalack	103,996	*
Dr. R. Gene Brown	188,248	*
Bruce L. Claflin	26,112	*
H. Paulett Eberhart(4)	0	*
David J. Edmondson(5)	0	*
Robert B. Palmer	96,272	*
Dr. Leonard M. Silverman	94,939	*
Morton L. Topfer(6)	25,000	*
Henri Richard(7)	138,899	*
Robert J. Rivet(8)	580,237	*
Derrick R. Meyer(9)	530,024	*
Iain Morris(10)	20,000	*
All directors and executive officers as a group (17 persons)	5,866,603	1.49%

*	Less than one percent
(1)	Some of the individuals may share voting power with regard to the listed shares with their spouses.
(2)	Includes beneficial ownership of the following number of shares that may be acquired because stock options are vested or will vest by April 29, 2005 (within 60 days of February 28, 2005) pursuant to our stock option plans:

Dr. Hector de J. Ruiz	2,823,619	shares
Dr. W. Michael Barnes	23,612	shares
Mr. Charles M. Blalack	94,996	shares
Dr. R. Gene Brown	139,000	shares
Mr. Bruce L. Claflin	23,612	shares
Mr. Robert B. Palmer	92,272	shares
Dr. Leonard M. Silverman	90,939	shares
Mr. Henri Richard	134,920	shares
Mr. Robert J. Rivet	554,863	shares
Mr. Derrick R. Meyer	472,410	shares
Mr. Iain Morris	20,000	shares
All directors and executive officers as a group	5,467,112	shares
(3)	Based on 393,948,189 shares of common stock outstanding as of February 28, 2005.
(4)	Ms. Eberhart joined our Board in April 2004. Her initial option grant begins to vest on April 30, 2005.
(5)	Mr. Edmondson joined our Board in October 2004. His initial option grant begins to vest on October 31, 2005.
(6)	Mr. Topfer joined our Board in February 2005. His initial option grant will be made on April 30, 2005.
(7)	Mr. Richard is the Executive Vice President of Worldwide Sales and Marketing of AMD.
(8)	Mr. Rivet is the Executive Vice President, Chief Financial Officer of AMD.
(9)	Mr. Meyer is the Executive Vice President, Computation Products Group of AMD.
(10)	Mr. Morris is the Senior Vice President, Personal Connectivity Solutions Group of AMD.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following persons were our executive officers as of February 28, 2005:

Hector de J. Ruiz—Dr. Ruiz, 59, is our Chairman of the Board of Directors, President and Chief Executive Officer. Dr. Ruiz joined us in January 2000 as President and Chief Operating Officer and became our Chief Executive Officer on April 25, 2002. He was first appointed Chairman of the Board on April 29, 2004. Before joining AMD, Dr. Ruiz served as President of the Semiconductor Products Sector of Motorola, Inc. since 1997. Dr. Ruiz had held various executive positions with Motorola since 1977.

Bertrand Cambou—Dr. Cambou, 49, is our Executive Vice President and President and Chief Executive Officer of our majority-owned subsidiary, Spansion LLC. Dr. Cambou joined us in January 2002 as Group Vice President, Memory Group. Dr. Cambou became an executive officer in February 2003. From February 2003 until June 2003, Dr. Cambou served as our Senior Vice President, Memory Group. From June 1999 to January 2002, Dr. Cambou was the Chief Operating Officer and board member of Gemplus, a smartcard company, and a board member of Ingenico, a developer of terminals for secure e-transactions. Dr. Cambou was employed by Motorola from 1984 to May 1999, most recently as Senior Vice President and General Manager, Networking and Computing Systems within the Semiconductor Product Sector.

William T. Edwards—Dr. Edwards, 49, is our Senior Vice President, Chief Strategy Officer. Dr. Edwards joined us in 2002 as Vice President and General Manager, Personal Connectivity Solutions and was named to his current executive officer position in February 2004. Before joining AMD, Dr. Edwards was the Chief Executive Officer of Hesson Labs, Inc., a fabless semiconductor start-up, focusing on high-speed CMOS networking devices from June 2001 until January 2002. Prior to that, Dr. Edwards was employed by Motorola for eight years. From June 2000 until April 2001, he was Senior Vice President and General Manager, where he helped establish a new internal startup creating compound semiconductors on silicon substrates, now known as ThoughtBeam. Dr. Edwards served as Senior Vice President and Director of Strategic Management of Motorola’s Semiconductor Product Sector from January 1997 though June 2000. Prior to that he was Vice President and Director of Motorola’s Corporate Strategy Office. Dr. Edwards’ career spans more than two decades in the high-tech industry, including nine years with The Boston Consulting Group and time with Technology Associates, Inc. and several medical equipment startups.

Thomas M. McCoy—Mr. McCoy, 54, is our Executive Vice President, Legal Affairs, and Chief Administrative Officer. From 1998 to December 2003, Mr. McCoy served as our Senior Vice President, General Counsel until his appointment as Chief Administrative Officer. Mr. McCoy also served as our Secretary from 1995 until April 2003. Before his appointment as Senior Vice President, Mr. McCoy held the office of Vice President, General Counsel from 1995 to 1998. Before joining us, Mr. McCoy was with the law firm of O’Melveny and Myers where he practiced law, first as an associate and then as a partner, from 1977 to 1995.

Derrick R. Meyer—Mr. Meyer, 43, is our Executive Vice President, Computation Products Group. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group, in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President, Computation Products Group. Before joining us, Mr. Meyer was employed by Digital Equipment Corporation beginning in 1986 and by Intel Corporation from 1983 to 1986.

Iain Morris—Mr. Morris, 48, is our Senior Vice President, Personal Connectivity Solutions Group. He joined us in December 2003 as Group Vice President, Personal Connectivity Solutions and became an executive officer in February 2004. Before joining AMD, Mr. Morris was president of Hewlett Packard Company’s Embedded and Personal System Organization from February 2001 to September 2002 and Senior Vice President, Mobility and Emerging Technologies through August 2003. From 1978 through January 2001, Mr. Morris held various engineering and executive positions with Motorola, most recently as Senior Corporate Vice President and General Manager, North American Personal Communications Business from January 1999 to January 2001.

Henri Richard—Mr. Richard, 46, is our Executive Vice President of Worldwide Sales and Marketing. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and became an executive officer in February 2004. Before joining us, he was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies since September 2000. Before WebGain, Mr. Richard was President of the Computer Products Group at Bell Microproducts from April 2000 to August 2000 and Vice President, Worldwide Sales and Support for IBM’s Technology Group from December 1997 to April 2000.

Robert J. Rivet—Mr. Rivet, 50, is our Executive Vice President and Chief Financial Officer. Mr. Rivet joined us in September 2000. Before joining us, he had served as Senior Vice President and Director of Finance of the Semiconductor Products Sector of Motorola since 1997. Mr. Rivet served in a number of positions in semiconductor operations at Motorola since 1981, after joining the company in 1976 as a senior financial analyst and senior accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our Section 16 officers and any persons holding more than 10 percent of our common stock to report to the Securities and Exchange Commission and the New York Stock Exchange their initial ownership of our stock and any changes in that ownership. We believe that during fiscal year 2004, our directors and Section 16 officers complied with all Section 16(a) filing requirements, except Mr. Harry Wolin did not file a timely report of his initial restricted stock ownership and Mr. Derrick Meyer did not file a timely Form 4 to report a grant of restricted stock on May 12, 2004. A late Form 4 was filed with the SEC on February 20, 2004 for Mr. Wolin and on October 1, 2004 for Mr. Meyer. In making the above statements, we have relied upon the written representations of our directors and Section 16 officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2004 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Equity Incentive Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards.

Equity Compensation Plan Information

	Year Ended December 26, 2004
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	32,670,924		$14.72	28,504,077	(1)
Equity compensation plans not approved by stockholders	21,013,541	(2)	$11.80	0
Total	53,684,465		$13.58	28,504,077

(1)	Includes 4,603,182 shares available for issuance under our 2000 Employee Stock Purchase Plan. Includes 8,957,000 shares that may be issued as restricted stock, restricted stock units or discount options.
(2)	Includes 232,088 shares outstanding from treasury stock issued as non-plan grants in 2002 and 2003.

EXECUTIVE COMPENSATION

The following table shows compensation information for our Chief Executive Officer and our four other most highly paid executive officers as of the end of our last fiscal year.

SUMMARY COMPENSATION TABLE (2002-2004)

										Long-Term Compensation
	Annual Compensation									Awards			Payouts
(a)	(b)	(c)		(d)			(e)			(f)		(g)	(h)		(i)
Name and Principal Position	Year	Salary		Bonus(1)			Other Annual Compensation(2)			Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts(3)		All Other Compensation(4)
Hector de J. Ruiz Chairman, President and Chief Executive Officer	2004 2003 2002	$ $ $	950,019 950,019 896,945	$ $ $	1,231,900 7,329 0		$ $ $	51,354 67,710 427,755	(5) (5) (5)	0 0 0		500,000 375,000 1,200,000		0 N/A N/A	$ $ $	43,007 40,129 305,318	(6)

Henri Richard Executive Vice President Worldwide Sales and Marketing	2004 2003 2002	$ $ $	466,439 420,966 281,252	$ $ $	373,822 383,488 193,750		$ $ $	25,763 25,247 18,000		0 0 0		112,500 56,250 100,000		$0 11,509 N/A	$ $ $	11,270 8,248 1,312

Robert J. Rivet Executive Vice President, Chief Financial Officer	2004 2003 2002	$ $ $	506,279 485,014 475,263	$ $ $	310,984 61,944 125,000		$ $ $	25,341 24,300 29,368		0 0 0		125,000 93,750 100,000	$ $	0 49,617 48,853	$ $ $	36,749 23,793 30,715

Derrick R. Meyer Executive Vice President, Computation Products Group	2004 2003 2002	$ $ $	467,829 451,883 441,536	$ $ $	297,168 168,473 120,000		$ $ $	24,000 24,000 24,756		$605,600 0 0	(7)	150,000 112,500 150,000	$ $	0 46,036 60,436	$ $ $	18,113 15,055 14,225

Iain Morris Senior Vice President, Personal Connectivity Solutions Group	2004 2003 2002	$ $	440,003 16,923 N/A	$ $	318,603 0 N/A	(8)	$ $	858,925 100,923 N/A	(9) (9)	0 0 N/A		37,500 50,000 N/A		0 N/A N/A	$ $	10,403 96 N/A

(1)	Includes cash profit sharing in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$11,445	$5,577	$6,044	$6,790	$3,603
2003	$7,329	$3,472	$3,742	$3,472	$0
2002	$0	$0	$0	$0	N/A

(2)	We provide our executive officers with a taxable car allowance of $24,000 annually. We also provide a taxable reimbursement of up to $6,000 annually for executive vice presidents ($3,000 for senior vice presidents) for financial planning, which may include tax preparation and estate planning services.
(3)	Dr. Ruiz was not eligible for LTIP participation until October 2004. For all executive officers, no payout will be made for 2004 until sufficient operating profits exist. The 2004 amounts will be carried over for three years. If not paid in that time, they will be forfeited. For more detail, see the section entitled, “Long-Term Incentive Plan Awards,” on p. 20 below.
(4)	Includes matching contributions to our 401(k) Plan in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$6,150	$6,150	$6,150	$6,150	$5,838
2003	$6,000	$5,758	$6,000	$6,000	$0
2002	$6,000	$0	$6,000	$5,500	N/A

Includes deferred profit sharing in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$2,630	$2,630	$2,630	$2,744	$2,090
2003	$0	$0	$0	$0	$0
2002	$0	$0	$0	$0	N/A

Includes our matching contributions to the deferred compensation program in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$0	$0	$9,038	$0	$0
2003	$0	$0	$0	$0	$0
2002	$0	$0	$8,252	$0	N/A

Includes imputed income from term life insurance provided by us in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$2,797	$1,710	$1,339	$887	$1,695
2003	$2,699	$1,710	$1,197	$762	$66
2002	$2,602	$732	$1,107	$686	N/A

Includes premiums paid for individual insurance policies by us in the following amounts:

	Ruiz	Richard	Rivet	Meyer	Morris
2004	$31,430	$780	$17,592	$8,332	$780
2003	$31,430	$780	$16,596	$8,293	$30
2002	$31,430	$580	$15,356	$8,039	N/A

(5)	Includes for 2004, $24,000 for auto expenses, $18,399 for financial planning, $1,345 for in-kind compensation in the form of use of the company-provided airplane, $4,292 for security expenses and $3,318 for a tax gross up. We value the use of the company-provided plane by calculating the incremental cost to the Company. Includes for 2003, $28,959 for financial planning, $24,000 for auto expenses, $6,246 for in-kind compensation in the form of use of the company-provided airplane, $4,115 for security expenses, $2,595 for a computer and $1,795 for a tax gross up. Includes for 2002, $315,342 reflecting tax gross-up amounts on the retirement benefit described in note six, $57,872 for security expenses, $24,000 for auto expenses, $15,505 for financial planning, $9,932 for in-kind compensation in the form of use of the company-provided airplane and $5,103 for a tax gross up.
(6)	Includes for 2002, $265,287 reflecting an amount deposited in a trust account as the remaining balance of the retirement benefit Dr. Ruiz forfeited when he joined AMD.
(7)	This amount was calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded. The 40,000 shares awarded vest 10,000 shares on May 12, 2005, 10,000 shares on May 12, 2006 and 20,000 shares on May 12, 2007.
(8)	Includes $220,000 paid to Mr. Morris as a guaranteed bonus required in his offer letter for his first year of employment, 2004.
(9)	Includes for 2004, Mr. Morris’ remaining sign-on bonus of $100,000, $554,705 for relocation expenses and $177,522 reflecting the tax gross up amount on the relocation expenses. Includes for 2003, an initial sign-on bonus of $100,000.

2004 OPTION GRANTS

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Hector de J. Ruiz	125,000	0.48	$14.64	02/02/14	$1,150,877	$2,916,549
	75,000	0.29	$14.22	04/30/11	$434,173	$1,011,807
	75,000	0.29	$11.33	07/28/11	$345,933	$806,172
	100,000	0.39	$11.33	07/28/11	$461,245	$1,074,896
	125,000	0.48	$15.50	10/25/11	$788,757	$1,838,139
Henri Richard	18,750	0.07	$14.64	02/02/14	$172,632	$437,482
	31,250	0.12	$14.22	04/30/11	$180,905	$421,586
	31,250	0.12	$11.33	07/28/11	$144,139	$335,905
	31,250	0.12	$15.50	10/25/11	$197,189	$459,535
Robert J. Rivet	31,250	0.12	$14.64	02/02/14	$287,719	$729,137
	31,250	0.12	$14.22	04/30/11	$180,905	$421,586
	31,250	0.12	$11.33	07/28/11	$144,139	$335,905
	31,250	0.12	$15.50	10/25/11	$197,189	$459,535
Derrick R. Meyer	37,500	0.14	$14.64	02/02/14	$345,263	$874,965
	37,500	0.14	$14.22	04/30/11	$217,086	$505,903
	37,500	0.14	$11.33	07/28/11	$172,967	$403,086
	37,500	0.14	$15.50	10/25/11	$236,627	$551,442
Iain Morris	12,500	0.05	$14.22	04/30/11	$72,362	$168,634
	12,500	0.05	$11.33	07/28/11	$57,656	$134,362
	12,500	0.05	$15.50	10/25/11	$78,876	$183,814

(1)	For all optionees: Each option granted before April 29, 2004 has a 10-year term. Each option granted on or after April 29, 2004 has a seven-year term. Each option is subject to earlier termination upon the optionee’s termination of employment, death or disability. The exercise price may be paid in cash or in previously owned shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares or by having shares withheld. Except as provided in any employment agreement or change in control agreement, the options vest only if the executive is employed by us on the vesting date. The stock options granted to the officers named above vest as follows:

Name	Grant	Vest 5/01/04	Vest Monthly Until 5/01/06	Vest 4/30/05	Vest Monthly Until 4/30/07
Hector de J. Ruiz	125,000 75,000 75,000 100,000 125,000	41,675	83,325	25,005 25,005 33,340 41,675	49,995 49,995 66,660 83,325
Henri Richard	18,750 31,250 31,250 31,250	6,251	12,499	10,418 10,418 10,418	20,832 20,832 20,832
Robert J. Rivet	31,250 31,250 31,250 31,250	10,418	20,832	10,418 10,418 10,418	20,832 20,832 20,832
Derrick R. Meyer	37,500 37,500 37,500 37,500	12,502	24,998	12,502 12,502 12,502	24,998 24,998 24,998
Iain Morris	12,500 12,500 12,500			4,167 4,167 4,167	8,333 8,333 8,333

Upon an optionee’s termination of employment, options may be exercised only to the extent exercisable on the date of such termination of employment. Upon an optionee’s death or disability, certain options that vest during the year of death or disability may become exercisable. Options may also become fully exercisable upon a change in control of AMD as that term is defined under our stock incentive plans or in accordance with an optionee’s management continuity agreement. For additional information, see the discussion under “Employment Agreements” and “Change in Control Arrangements.”

(2)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock.

AGGREGATED OPTION EXERCISES IN 2004

AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 12/26/04		Value of Unexercised In-The-Money Options at 12/26/04(1)
			(Exercisable)	(Unexercisable)	(Exercisable)	(Unexercisable)
Hector de J. Ruiz	0	$0	2,663,906	1,911,094	$14,852,801	$13,071,698
Henri Richard	0	$0	107,109	161,641	$892,416	$1,403,646
Robert J. Rivet	0	$0	554,863	263,887	$3,528,701	$2,726,861
Derrick R. Meyer	50,000	$535,125	431,783	216,667	$3,316,455	$2,050,438
Iain Morris	0	$0	20,000	67,500	$150,800	$534,325

(1)	Value for these purposes is based solely on the difference between market value or sale value of underlying shares on the applicable date (i.e., date of exercise or fiscal year-end) and the exercise price of options times the number of shares covered by the options.

LONG-TERM INCENTIVE PLAN AWARDS

In February 2004, our Compensation Committee granted new long-term contingent performance incentive awards under the Vice President Performance Recognition Plan (VPPRP) to select executives for the 2004-2006 period to provide a continued emphasis on specified financial performance goals which the Committee considers to be important contributors to long-term stockholder value. The awards will be payable only if we achieve, on an overall basis for the three year 2004-2006 period, specified goals for return on equity and sales growth relative to that of the S&P 500 and the semiconductor industry, respectively. The goals are weighted 50/50 in determining the overall amount payable and threshold performance must be achieved under both goals for any amount to be payable. Other than for the Chief Executive Officer, the target payment is 30 percent of base salary and the maximum payment is 60 percent of base salary in the final year of the three year period. For the CEO, the target payment is 200 percent of base salary and the maximum payment is 400 percent of base salary.

In any plan year, the aggregate amount that can be paid under all awards is capped at three percent of our operating profit. Amounts that are not paid as a result of this cap are carried forward for three additional plan years. Any amount not paid in this three year carry-forward period are cancelled or forfeited.

Our CEO is eligible to receive an award under the long-term component of the VPPRP as of October 2004. All others must be employed for at least twelve months and be employed on the date the award is paid to be eligible. Awards are pro-rated for length of service during the three-year performance period.

Potential Payments in 2007 Estimated Using 2004 Base Salary:

Name of Executive	Performance Period	Target Payment(1)		Maximum Payment(1)
Hector de J. Ruiz(2)	01/04 – 12/06	$1,425,029	(3)	$2,850,057	(3)
Henri Richard	01/04 – 12/06	$141,750		$283,500
Robert J. Rivet	01/04 – 12/06	$154,235		$308,469
Derrick R. Meyer	01/04 – 12/06	$141,752		$283,505
Iain Morris	01/04 – 12/06	$88,000		$176,000

(1)	Because the target award is not currently determinable, an estimated amount has been calculated. The estimate uses the executive officer’s 2004 base salary. For executive officers other than Dr. Ruiz, it assumes achievement of the target of 30 percent of base salary and the maximum payment of 60 percent of base salary.
(2)	Because Dr. Ruiz began participating in the long-term component of the plan in October 2004, Dr. Ruiz also has potential payments from 2004 (3/36ths of the 200 percent of salary target up to 3/36ths of the maximum payment of 400 percent of salary) and potential payments in 2006 for 2005 (15/36ths of the target up to 15/36ths of the maximum). Dr. Ruiz’ cannot receive more than $5,000,000 for his annual incentive bonus and the long-term component of the VPPRP in any year.
(3)	For this period, Dr. Ruiz is eligible for a target payment of 27/36ths of 200 percent of his base salary and a maximum payment of 27/36ths of 400 percent of his base salary.

SPECIAL RETIREMENT ARRANGEMENTS

Replacement Retirement Benefit Arrangement for Dr. Ruiz

The following table shows the estimated annual benefits payable upon retirement to Dr. Ruiz under his current employment agreement with us.

Estimated Annual Retirement Benefits

Average of 3 Highest Years of Salary Paid in the 10 Years of Employment Ending on Retirement Date	Years of Service
	5	10
$ 950,000	$ 190,000	$ 380,000
1,000,000	200,000	400,000
1,100,000	220,000	440,000
1,200,000	240,000	480,000
1,300,000	260,000	520,000

The amount of the annual retirement benefit for Dr. Ruiz is calculated as follows: (1) the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002); (2) that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with us (not to exceed 10 years of service); (3) the resulting product is then reduced by any other defined benefit plan benefits he will receive (currently we do not maintain any defined benefit retirement plan), but not for Social Security payments. Retirement benefits are payable in the form of a single life annuity guaranteed for 10 years or a joint annuity. If a joint annuity is elected, then the annual amount of the retirement benefit received by Dr. Ruiz and his spouse is reduced according to an actuarially determined formula. In the case of a certain terminations following a change of control, we may be required to credit Dr. Ruiz with the greater of two years of service or service through April 26, 2007.

Replacement Retirement Benefit Arrangement for Mr. Rivet

To replace certain retirement benefits that Mr. Rivet forfeited when he joined us, we agreed to pay Mr. Rivet a lump sum payment on the earlier of the following: (1) age 55; (2) termination of employment following a change in control; and (3) our termination of Mr. Rivet’s employment without cause after age 54.

Mr. Rivet’s lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 percent of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from us and his former employer. If Mr. Rivet becomes permanently and totally disabled prior to age 55, he will receive such benefits but we will deduct the present value of any payments he will receive after age 55 under our executive long-term disability policy. Mr. Rivet will also receive a supplemental payment to cover federal income and Medicare taxes and any state income taxes due as a result of the lump sum payment.

Employment Agreements

Dr. Ruiz’ Employment Agreement.    Effective January 31, 2002 (the Effective Date), we entered into an employment agreement with Dr. Ruiz (the Agreement) that provides for his tenure as Chief Executive Officer and also, initially, President, through April 26, 2007, subject to automatic renewal for one-year periods unless we notify Dr. Ruiz that we will not renew. This Agreement was amended effective January 1, 2005 (the 2005 Amendment) following his appointment as Chairman in April 2004. The Agreement provides for an annual base compensation to Dr. Ruiz of $950,000, which may be increased at the discretion of the Compensation Committee. The Agreement also provided for an annual incentive bonus equal to 0.4 percent of our adjusted operating profits (as defined in the Agreement) in excess of 20 percent of adjusted operating profits for the preceding year. The bonus payment for any year was capped at $5 million with any excess carried over for three years. Dr. Ruiz was paid a bonus of $970,455 pursuant to this formula for 2004.

Under the 2005 Amendment, Dr. Ruiz will be eligible for an annual incentive bonus and will participate in the long-term component of the Vice President Performance Recognition Plan. Dr. Ruiz will be eligible to receive a target annual incentive bonus equal to 150 percent of his annual base salary, with a maximum annual incentive bonus opportunity not to exceed 450 percent of Dr. Ruiz’ annual base salary. This bonus will be paid only upon Dr. Ruiz’ achievement of certain identified performance goals established by the Compensation Committee. In addition to this annual incentive bonus, Dr. Ruiz will be eligible to participate under the Company’s long-term incentive plan (LTIP) on a going forward basis, and will be transitioned, on a pro-rata basis, into each of the three three-year award cycles currently in effect under the LTIP, with an annual target LTIP incentive payment thereunder of 200 percent of Dr. Ruiz’ annual base salary and a maximum LTIP incentive payment opportunity not to exceed 400 percent of Dr. Ruiz’ annual base salary. Twenty-five percent (or such lower percentage as may be determined by the Compensation Committee) of any payment to Dr. Ruiz under the LTIP shall be paid in restricted stock issued under our 2004 Equity Incentive Plan. The aggregate of all bonus payments and LTIP payments to Dr. Ruiz is capped at $5 million per year, with any excess carried over for three years or until such time as the $5 million bonus payment limitation under the Company’s 1996 Executive Incentive Plan is increased. Dr. Ruiz will not be eligible to participate in any other of our cash bonus plans or cash incentive arrangements available to other officers. Dr. Ruiz is also eligible to receive discretionary bonuses, in amounts determined by the Compensation Committee and to participate in our other benefit plans. Dr. Ruiz received a discretionary bonus of $250,000 for 2004. We also paid Dr. Ruiz a retirement benefit in 2001 and 2002, including payment of federal and state income taxes, to replace the retirement benefit he forfeited when he joined AMD.

Dr. Ruiz will be reimbursed by us in the event that any income taxes are payable to the State of California in connection with income attributable to payments or benefits under the agreement and the exercise of any stock option granted by us. In addition, we will reimburse Dr. Ruiz for any federal and state income taxes payable with respect to this reimbursement (the California tax reimbursement). Total payments made will not exceed $400,000 per year (or $800,000 per year in the case of termination without cause (or constructive termination) in connection with a change in control). Any unused amount will be carried forward and added to the availability of tax reimbursements, if any, for any of the next three years. No tax reimbursements have been made to date.

Under the Agreement, we granted Dr. Ruiz options for 1,200,000 shares at $16.05 per share, the fair market value of our common stock on the date of grant in 2002. 400,000 shares were vested as of October 15, 2004. 100,000 shares will vest on October 15, 2005, and 50,000 shares will vest on June 19, 2006 and October 15, 2006, provided Dr. Ruiz is providing services to AMD on the vesting date. The remaining 600,000 shares will vest upon attainment of performance-based criteria, or, if not attained, 300,000 shares each on October 31, 2007 and on October 31, 2008. Options granted under this Agreement are referred to in this proxy statement as New Options. If vested, the New Options and all other options held by Dr. Ruiz with an exercise price on the Effective Date of the Agreement equal to or greater than the fair market value of our common stock on the Effective Date (the Prior Options) may be exercised after termination of employment for a period of: (i) five years in the case of a termination for death or disability, retirement, termination without cause or constructive termination on or following a change in control; and (ii) two years in the case of a constructive termination or a termination without cause prior to a change in control. Dr. Ruiz is eligible for the grant of additional equity compensation awards after the Effective Date (the New Awards) and was granted stock options covering 375,000 shares in 2003 and 500,000 shares in 2004.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) prior to a change in control, Dr. Ruiz will receive his annual base salary and prorated annual bonus through the date of termination and an amount equal to the sum of two times his annual base salary plus his highest bonus during the last three years. Dr. Ruiz will receive any bonus amounts carried forward from the previous three years. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months. Dr. Ruiz also will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ New Options and Prior Options will vest and become fully exercisable and all restrictions on any New Awards will lapse, and such awards will become nonforfeitable. Dr. Ruiz is entitled to an accrued “Retirement Benefit” that is described above in the section entitled, “Special Retirement Arrangements.”

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) on or following a change in control, Dr. Ruiz will receive payment in an amount equal to the sum of three times his annual base salary. Dr. Ruiz will also receive, in addition to amounts to which he is currently entitled under the Agreement, a pro-rata portion of any LTIP incentive payments that he would have received had he remained Chief Executive Officer through the last day of such award cycle. He will also receive an amount equal to Dr. Ruiz’ highest annual bonuses and LTIP incentive payments during the last three years, provided that payment of such bonuses and LTIP incentive payments shall not exceed $5 million. We will also be required to provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested options will vest and become fully exercisable and all restrictions on any other awards will lapse and such awards will become nonforfeitable. Dr. Ruiz also will be entitled to the accrued Retirement Benefit and will be credited with additional service through April 26, 2007, or two additional years of service credit, if more. Dr. Ruiz will also receive an additional payment to reimburse him for federal excise taxes (and taxes on those taxes, if any are payable).

If we do not renew Dr. Ruiz’ employment with us after expiration of its initial five-year term or at the end of any one-year renewal term, generally Dr. Ruiz will receive his annual base salary and prorated annual bonus through the date of termination and, additionally, an amount equal to the sum of two times his annual base salary. Dr. Ruiz will receive any bonus amounts carried forward from the previous three years. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months. Dr. Ruiz will be entitled to the California tax payment. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards will vest. Dr. Ruiz will be entitled to the accrued Retirement Benefit.

In the event of Dr. Ruiz’ retirement, Dr. Ruiz will receive the accrued Retirement Benefit. We will provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards will vest.

In the event Dr. Ruiz’ employment is terminated due to his death or disability, Dr. Ruiz or his beneficiary will be entitled to the accrued Retirement Benefit. We will provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards that would have become vested within 24 months of the date of Dr. Ruiz’ employment shall vest and become fully exercisable.

Chairman Emeritus Agreement.    In November 2000, we entered into an amended and restated employment agreement with Mr. Sanders that provided for his tenure as Chairman and an executive officer of AMD through December 27, 2003. Mr. Sanders then served as a non-employee Chairman of our Board of Directors until April 2004. He was appointed Chairman Emeritus shortly before he resigned from the Board.

Under his employment agreement, Mr. Sanders is entitled to life insurance and health benefits for his life (and the life of his wife and his children until they reach age 21, together with any necessary tax gross-up). Mr. Sanders is also entitled to the use of a comparable office and secretarial services, an automobile and security driver, $25,000 each year for financial and estate planning services (accrued from 1996 through 2008) and continued access to our facilities and services, including any aircraft available to us, until December 27, 2008. In 2004, the incremental cost to AMD of Mr. Sanders’ use of Company-provided aircraft was $327,539 and Company-provided automobile was $154,425.

Change in Control Arrangements

Management Continuity Agreements.    We have entered into management continuity agreements with each of our executive officers, except Dr. Ruiz, designed to ensure their continued services in the event of a change in control. Dr. Ruiz’ employment agreement addresses a change in control and is discussed above in the section entitled, “Employment Agreements,” beginning on page 22.

For purposes of Dr. Ruiz’ employment agreement and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is conclusively presumed to have occurred on:

•	Acquisition by any person, other than AMD, or any employee benefit plan of ours, of beneficial ownership of more than 20 percent of the combined voting power of our then-outstanding securities. In Dr. Ruiz’ employment agreement, the 20 percent threshold excludes securities acquired directly from AMD. Dr. Ruiz’ agreement also includes a 35 percent threshold as an additional presumed change of control event;

•	A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or

•	A determination by certain members of the Board of Directors within one year after an event that such event constitutes a change in control.

The management continuity agreements provide that, in the event of a change in control, we will reimburse the executive officer for any federal excise taxes (and taxes on those taxes) payable as a result of benefits received from us. The management continuity agreements provide that, if within two years after a change in control the executive officer’s employment is terminated by us or the executive officer is constructively discharged, the executive officer will receive:

•	A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•	Payment of his accrued bonus;

•	Twelve months’ continuation of other incidental benefits; and

•	Full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit.

Vesting of Stock Options.    All stock options granted and restricted stock awarded under our stock incentive plans become fully vested on termination of employment (other than for misconduct) or constructive termination within one year following a change in control, as defined in the plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2001, we loaned $2,000,000 to Dr. Ruiz pursuant to a promissory note secured by a deed of trust on real property. The interest rate on the loan was 5.02 percent and it was payable in full in June 2006. The largest amount owed by Dr. Ruiz during 2004 was $2,074,268. Dr. Ruiz repaid this loan and interest in full on February 4, 2005.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following reports and the Performance Graph on page 31 will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (“the Committee”) oversees the Company’s executive compensation program and equity plans and is specifically responsible for approving and reporting to the Board on the compensation of the Company’s executive officers, including the Chief Executive Officer.

In 2004, the Compensation Committee of AMD’s Board of Directors consisted of Dr. Silverman, as Chair, Mr. Blalack, Dr. Brown, Mr. Claflin and Mr. Palmer. The members of the Compensation Committee are “independent,” as determined by the Board of Directors and are “outside directors,” as defined in Section 162(m) of the Internal Revenue Code.

The Committee, through delegation from the Board of Directors, has overall responsibility for the following:

•	Establishing the specific performance objectives for the Chief Executive Officer and subsequently evaluating his or her compensation based on achievement of those objectives;

•	Overseeing all other executive officers’ compensation, including salary, bonus and long-term incentives (cash and equity), relative to achievement of objectives set by the Chief Executive Officer; and

•	Administering the Company’s 2004 Equity Incentive Plan, including final approval of equity grants, including stock options, to the Chief Executive Officer, other executive officers and, depending on the size of the award, other employees.

In discharging its duties, the Committee has retained the services of a compensation consultant and outside legal counsel in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by the Company.

In 2004, certain executives of the Company, as needed, and the independent consultants attended meetings of the Committee. No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Committee regularly met in executive session with its independent consultant and outside counsel to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the Chief Executive Officer.

Compensation Philosophy

The Company’s compensation philosophy is to:

•	Focus management on sustained, long-term growth of profits at a level greater than that of other semiconductor companies;

•	Structure overall target compensation to be competitive in order to attract, motivate and retain highly qualified executives, with a large proportion of target compensation “at risk” for performance; and

•	Align the interests of management and stockholders through the use of equity incentives and stock ownership requirements.

In order to implement this philosophy, the Company provides each of the executive officers with:

•	Base salary;

•	Short- and long-term cash incentives tied to specific goals that support sustained, long-term growth in profits;

•	Equity incentives and with stock ownership guidelines for all officers; and

•	Other benefits, such as a health care plan.

Comparator Group.    When establishing base salaries and target cash and equity incentives for executive officers, the Committee considers the executive’s role, leadership responsibilities and performance during the past year as well as the amount of compensation paid to executive officers in similar positions at comparable companies. These companies have annual revenues between $1 billion and $10 billion, are in the semiconductor industry and/or, more broadly, the technology sector, and directly compete with the Company for executive-level talent. Several of these companies are included in the S&P 500 Semiconductor Index used in the performance graph appearing in this proxy statement.

Pay Positioning.    For the past several years, the Company has had to compete directly for talent against larger, established competitors in the semiconductor industry. In order to attract and retain the highest caliber of executives, overall target compensation is positioned to result in compensation in the third quartile relative to the comparator group in years in which the Company’s financial performance exceeds the performance of its industry.

Performance Measures/Goals.    Short- and long-term incentives incorporate both financial and individual performance measures that reinforce sustained, long-term growth of profits, including revenue, gross margin, operating income and return on equity. The Committee discusses the specific goals proposed for the performance measures with the Chief Executive Officer, Chief Financial Officer and its compensation consultant. Individual measures can include strategic, management, leadership and development goals. At the beginning of 2004, performance measures and goals for each of the named executive officers were reviewed and approved by the Committee.

Short-Term Incentives.    Short-term incentives are used to focus executives on tactical objectives that support long-term strategic goals. The amounts payable under short-term incentives range up to 150 percent of base salary, depending on the executive’s level of responsibility and his or her performance. A minimum of 75 percent of the targeted bonus is based on the achievement of predetermined corporate operating income goals beyond threshold levels of performance. The remainder is based on the executive’s achievement of various goals developed by the executive’s manager. In 2004, all officers, other than Dr. Ruiz and Mr. Morris, received formula-based bonuses, averaging approximately 30 percent less than target, or 35 percent of salary, for achievement against operating income goals. In addition to the formula-based bonuses, certain executives received performance-based discretionary bonuses for individual results in 2004. Dr. Ruiz’ annual incentive is discussed below. A portion of Mr. Morris’ 2004 bonus was guaranteed for one year as part of the employment offer extended to him in 2003.

Long-Term Incentives.    The Company’s long-term incentives combine stock options with stock ownership requirements and cash.

A fundamental tenet of the Company’s compensation policy is that significant equity participation creates a vital long-term partnership between executive officers and other stockholders, especially when combined with stock ownership guidelines: officers are asked to hold at least 50 percent of their annual equity incentive award guideline within five years. Unexercised stock options (vested or unvested) do not count toward the requirements. The Chief Executive Officer monitors the progress of each of the executive officers in satisfying the requirements. The Committee reviews progress against the ownership guidelines for each of the executive officers annually.

As of February 28, 2005, executive officers of the Company owned an aggregate of 303,743 shares of common stock, including restricted shares, and had a right to acquire an additional 5,002,681 shares of common stock upon the exercise of employee stock options that are exercisable by April 29, 2005. These interests, exclusive of other outstanding options, represented in the aggregate 1.35 percent of the Company’s outstanding capital stock on February 28, 2005.

The Committee believes in balancing the focus on long-term stock price appreciation with a focus on relative long-term operational performance. Thus, each of the named executive officers is eligible for a cash long-term incentive tied to the Company’s 1) three-year average return on equity relative to that of firms that comprise the S&P 500 Index and 2) three-year sales growth relative to that of the firms in the semiconductor industry, as published by Worldwide Semiconductor Trade Statistics (WSTS). In order for an award to be paid under the long-term component, the Company must achieve a threshold level of performance relative to the S&P 500 and WSTS indexes, which is established by the Committee. The amount payable under the long-term component ranges from 0 percent to 60 percent of base salary for executive officers, other than the Chief Executive Officer. Dr. Ruiz began participating in the cash long-term incentive as of October 2004, as discussed below.

Awards are only paid if operating profits in the year of payment are within a pre-established spending limit; if not, awards are carried over for a maximum of three years until paid or forfeited. During 2001, awards averaged 27.9 percent of base salary. Less than two percent of the 2001 bonus was paid in 2003 and the remainder will be paid in 2005. During 2002 and 2003, awards averaged 13.4 percent and 10.2 percent of base salary under the long-term component. The awards for 2002 and 2003 will be paid in 2005. Awards for 2004 will be paid if operating profits permit.

Other Benefits.    The Company provides other benefits to executive officers at a competitive level, including profit sharing, a car allowance, a financial planning allowance, an elective income deferral/investment plan, a health care plan and a 401(k) plan. The Chief Executive Officer and Chief Financial Officer have special retirement benefits to replace the benefits they forfeited when they joined the Company (discussed in detail under “Special Retirement Arrangements” on page 21).

Compensation of the Chief Executive Officer

The Committee carefully reviews the compensation of the Chief Executive Officer relative to the Company’s long-term business plan, financial and strategic goals that it has set and compensation provided to other chief executive officers (excluding founders) of the comparator group. Additionally, the Committee seeks advice from its independent compensation consultant and outside counsel. Based on this review, the Committee made several decisions regarding Dr. Ruiz’ 2004 compensation and effected fundamental changes to Dr. Ruiz’ compensation program going forward.

In 2004, the Company achieved record annual revenues of $5 billion. However, the Company had lower than expected fourth quarter results. The Company increased gross margin (as a percent of revenues) to 41.2 percent in the fourth quarter. Additionally, the Company generated EBITDA of $1.4 billion, a $601 million improvement over 2003. The Committee considered these and other financial metrics.

In addition to evaluating the Company’s financial results, the Committee reviewed the Company’s microprocessor, Flash memory and personal connectivity solutions technology and product status.

In 2004, compensation for Dr. Ruiz consisted of base salary, an annual incentive tied to a percent of adjusted operating income above a prior-year threshold and a discretionary award confirmed by the Board of Directors, stock options and initial participation in the cash long-term incentive.

Dr. Ruiz received a base salary in 2004 of $950,000 pursuant to his employment agreement. His base salary has not changed since 2003. Dr. Ruiz’ employment agreement is discussed in detail under “Employment Agreements” on page 22.

For 2002 and 2003, Dr. Ruiz did not receive a formula-based annual incentive bonus nor did he receive any discretionary bonus as permitted under his employment agreement. For 2004, the Committee approved an annual incentive bonus of $970,455 based on the formula in Dr. Ruiz’ employment contract. The Committee also awarded, and the Board of Directors confirmed, a discretionary bonus of $250,000 for Dr. Ruiz for 2004, based on the Company’s financial and operational performance discussed above.

Dr. Ruiz was awarded 500,000 stock options in 2004. Before deciding to grant these options to Dr. Ruiz, the Committee consulted other members of the Board of Directors, members of senior management, its compensation consultant and its legal counsel. In its deliberations, the Committee considered AMD’s long-term strategic plan and the desire to secure Dr. Ruiz’ active leadership through 2007 and beyond.

The Committee also effected a rebalancing of Dr. Ruiz’ incentives to better align performance goals and compensation for Dr. Ruiz with that of other executives and increase the emphasis on long-term performance results. Beginning in January 2005, 80 percent of Dr. Ruiz’s short-term incentives will be based on the same financial goals, including revenue and operating income, as other executive officers, with the remainder tied to specific strategic objectives set by the Committee for Dr. Ruiz in 2005. The amount payable to Dr. Ruiz under short-term incentives ranges from 0 percent to 450 percent of salary, with a target of 150 percent.

Additionally, as of October 2004, Dr. Ruiz was eligible for the cash long-term incentive in order to encourage a focus on relative long-term operational performance. For the 2004 cycle, Dr. Ruiz can receive 3/36ths of amounts determined by the plan formula. In future years, the amount of cash long-term incentives payable to Dr. Ruiz will range from 0 percent to 400 percent of salary, with a target of 200 percent.

Amendment of Dr. Ruiz’ Employment Agreement.    On October 27, 2004, the Company entered into the 2005 Amendment with Dr. Ruiz. The material changes to his Agreement affect the calculation of his annual bonus opportunity and provide for his participation under the Company’s long-term incentive plan (the LTIP) as described above. The amendment also provides for the inclusion of payments to Dr. Ruiz under the LTIP in the calculation of amounts he is entitled to receive if the Company terminates him without cause (or constructively terminates Dr. Ruiz) prior to, or in connection with, a change in control. In entering into the 2005 Amendment, the Committee considered the impact on the Company of the compensation elements, as modified by the 2005 Amendment in the event of the termination of the employment of Dr. Ruiz, whether or not in connection with a change in control.

Tax Policy.    Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Committee has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by AMD in the future may not be fully deductible under Section 162(m). The $250,000 discretionary bonus paid to Dr. Ruiz based on the evaluation of his performance in 2004 will not be deductible by AMD under Section 162(m).

Going forward the Committee intends to continue to evaluate the Company’s executive compensation policies and program and will consider, among other things, the accounting treatment of stock options, potential dilution of earnings per share, the incentive value of various equity vehicles, the role of cash and equity and the need to retain key talent.

The Committee believes that long-term stockholder value was enhanced by the corporate and individual performance achievements of the Company’s executives in 2004.

COMPENSATION COMMITTEE

Leonard M. Silverman, Chair

Charles M. Blalack

R. Gene Brown

Bruce L. Claflin

Robert B. Palmer

BOARD AUDIT COMMITTEE REPORT

In 2004, the Audit Committee of AMD’s Board of Directors consisted of Dr. Brown, as Chair, Dr. Barnes, Mr. Claflin, Mr. Blalack and Ms. Eberhart. Each of the members of the Audit Committee is “independent,” as determined by the Board of Directors and in compliance with the New York Stock Exchange and SEC rules and is “financially literate,” as that qualification is interpreted by the Board. In addition, Dr. Brown and Ms. Eberhart were designated “audit committee financial experts,” as the Board interprets that designation. Dr. Brown has a master of business administration and a doctorate, is a certified public accountant and has served on the accounting faculties at the Graduate Schools of Business Administration of Harvard and Stanford Universities. Following Dr. Brown’s retirement from the Board in April 2005, Ms. Eberhart will become Chair of the Audit Committee. Ms. Eberhart is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants and serves on the Audit Committees of Solectron, Inc. and Anadarko Petroleum Corporation.

The Audit Committee oversees AMD’s internal auditor and independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of AMD’s financial statements, AMD’s compliance with legal and regulatory requirements and independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm, internal audit and financial management personnel. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an audit of the Company’s annual financial statements and expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 26, 2004, with AMD management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as AMD’s independent registered public accounting firm for fiscal 2005.

AUDIT COMMITTEE

R. Gene Brown, Chair

W. Michael Barnes

Charles M. Blalack

Bruce L. Claflin

H. Paulett Eberhart

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

ADVANCED MICRO DEVICES, S&P 500 INDEX AND

S&P 500 SEMICONDUCTORS INDEX

The following graph shows a five-year comparison of cumulative total return on our common stock, the S&P 500 Index and the S&P 500 Semiconductors from December 31, 1999, through December 31, 2004. The past performance of our common stock is no indication of future performance.

This graph was plotted using the following data:

	Year ending December 31
	1999	2000	2001	2002	2003	2004
AMD	$100	95.46	109.62	42.49	98.37	148.03
S&P 500 Index	$100	90.90	80.09	61.39	78.25	87.91
S&P 500 Semiconductors	$100	78.44	66.02	32.62	60.58	48.57

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

The Audit Committee meets with Ernst & Young LLP several times a year. At such times, the Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services. Among other things, the Audit Committee examines the effect that the performance of non-audit services may have upon the independence of the auditors. All audit-related services and tax services were pre-approved by the Audit Committee.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

Audit Fees.    Audit fees of Ernst & Young LLP during the 2004 and 2003 fiscal years were associated with the annual audit of our consolidated financial statements, statutory audits required internationally, reviews of our quarterly reports filed with the Securities and Exchange Commission and fees related to other regulatory filings. In addition, in 2004, audit fees included those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for 2004 were $10.4 million, $7 million of which were Sarbanes-Oxley Act Section 404 fees. Audit fees for 2003 were $2.6 million.

Audit-Related Fees.    Audit-related fees for services of Ernst & Young LLP during the 2004 and 2003 fiscal years included assistance related to the adoption of new accounting and reporting standards, due diligence in connection with acquisitions, accounting advice, audits of our employee benefit plan financial statements and separate audits of subsidiaries and affiliated entities not required by statute or regulation. Audit-related fees for 2004 were $125,000. Audit-related fees for 2003 were $800,000.

Tax Fees.    Tax fees during 2004 and 2003 included tax compliance, tax advice and tax planning. Tax fees for 2004 were $659,000 and for 2003 were $400,000.

All Other Fees.    There were no other fees paid to Ernst & Young LLP for 2004 or 2003.

Your Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Unless you indicate otherwise, your proxy will vote “FOR” ratification.

ITEM 3—STOCKHOLDER PROPOSAL TO AMEND OUR CORPORATE GOVERNANCE

DOCUMENTS

We have been notified that a stockholder of AMD intends to present the proposal set forth below for consideration at the 2005 Annual Meeting. Any person may submit an oral or written request to the Secretary of AMD for the name, address and stock ownership of the stockholder proponent. This information will be furnished orally or in writing, as requested. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

“Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Advanced Micro Devices, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificates of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.”

Your Board of Directors recommends a vote AGAINST the above proposal for the following reasons:

AMD has a history of electing, by a plurality, strong and independent Boards. For the past ten years, every director nominee has received an affirmative vote of greater than 90 percent of the shares voted through the plurality process.

The plurality voting threshold is the accepted standard for the election of directors of publicly traded companies. This voting procedure is widespread, longstanding and well understood. We do not believe that electing directors under a different standard would result in a more effective Board. Therefore, we recommend a vote AGAINST this proposal.

The reference in the Supporting Statement to “strengthen the corporate governance processes” and “governance reform” are misleading, especially when combined with the 99.99 percent withhold vote illustration. The proposal suggests that directors at AMD are being elected by minimal affirmative votes, when that is clearly not the case.

This proposal opens up the possibility that no director nominees will be elected, because it does not address what would occur if a candidate fails to receive the requisite majority vote. The possible scenarios include the previous directors remaining in office until a successor is elected and qualified, the Board electing a director to fill a vacancy or the position remaining vacant. All of these alternatives are less democratic and, in our view, less desirable, than the election of directors by a plurality vote.

Additionally, a consequence of the proposal may be to unnecessarily increase the cost of soliciting stockholder votes. We may need to employ a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required votes. The end result may be increased spending for routine elections. We do not think this is a good expenditure of Company funds.

For these reasons, the Board of Directors of AMD believes that this proposal will not improve AMD’s corporate governance and is not in the best interests of our stockholders.

Accordingly, your Board of Directors unanimously recommends that stockholders vote “AGAINST” this stockholder proposal.

ITEM 4—STOCKHOLDER PROPOSAL REGARDING EXPENSING OF STOCK OPTIONS

We have been notified that a stockholder of AMD intends to present the proposal set forth below for consideration the 2005 Annual Meeting. Any person may submit an oral or written request to the Secretary of AMD for the name, address and stock ownership of the stockholder proponent. This information will be furnished orally or in writing, as requested. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

“Stock Option Expensing

Resolved:    That the stockholders of Advanced Micro Devices (“Company”) request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement:    Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (Financial Accounting Standards Board Statement 123) Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more then 483 companies are expensing stock options or have indicated their intention to do so. 113 of these companies are S&P 500 companies, representing 41% of the index based on market capitalization. (Bear Stearns Equity Research, February 12, 2004, “Companies that currently expense or intend to expense using the fair value method.”)

This Fund and other Building Trades’ union pension funds have sponsored numerous expensing proposals over the past two proxy seasons. Majority votes in support of the proposals were recorded at over fifty companies, including Georgia-Pacific, Thermo Electron, Apple Computer, Intel, IBM, Novell, PeopleSoft and Kohl’s. We urge your support for this important reform.”

Your Board of Directors recommends a vote AGAINST the above proposal for the following reasons:

This proposal addresses an issue that, for all intent and purposes, was resolved on December 16, 2004, when the Financial Accounting Standards Board issued the final statement on accounting for equity-based compensation (“FAS 123R”). FAS 123R requires most public companies, including AMD, to expense employee stock options at fair market value beginning in periods ending after June 15, 2005. Thus, AMD will begin expensing stock options when FAS-123R is effective, approximately six weeks after this annual stockholder meeting.

The Board does not believe AMD should begin expensing employee stock options before the required time because:

•	AMD is in full compliance with current accounting rules;

•	It is beneficial to have as much lead time as possible to consider and coordinate procedural and operational changes that may be appropriate in connection with the new expensing requirement; and

•	Most public companies are waiting until June 15 to begin expensing stock options. If AMD begins to do so now, it could be difficult for shareholders to compare AMD’s financial performance with that of various other companies.

AMD believes that expensing employee stock options is not in the best interests of AMD or its shareholders for the following reasons. Expensing options is not likely to provide stockholders with additional useful information, because companies that do not currently expense options generally disclose pro forma net earnings and earnings per share in footnotes to their financial statements. These disclosures adequately inform stockholders of the financial impact of equity-based compensation, such as stock option grants, on a company’s financial performance.

In addition, the various permitted methods for calculating fair market value of stock options are subject to wide interpretation that could have a material impact on the calculations. The Board believes incurring a charge in an income statement based on a fair value method of accounting for stock options could unintentionally distort, rather than clarify, the picture of a company’s earnings. In addition, the lack of a uniform method could result in confusion to investors, particularly when comparing financial statements of companies that adopt different methodologies.

Accordingly, your Board of Directors unanimously recommends that stockholders vote “AGAINST” this stockholder proposal.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 26, 2004, has accompanied or preceded this proxy statement. You may also access a copy of our Annual Report on Form 10-K in the Investor Relations section of www.amd.com. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088-3453 or by email to Corporate.Secretary@amd.com.

AMD, the AMD arrow logo, AMD Athlon, and combinations thereof and Advanced Micro Devices are either registered trademarks or trademarks of Advanced Micro Devices, Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Appendix A

Charter of the

Finance Committee

of Advanced Micro Devices, Inc.

This Finance Committee Charter was adopted by the Board of Directors of Advanced Micro Devices, Inc. on October 27, 2004.

I.	Purpose

The purpose of the Finance Committee of the Board is to make recommendations to the Board about the financial policies of the Company and the nature and structure of major strategic financial commitments.

In addition to the powers and responsibilities expressly delegated to the Finance Committee in this Charter, the Finance Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Finance Committee in this Charter or otherwise shall be exercised and carried out by the Finance Committee as it deems appropriate without requirement of Board approval, and any decision made by the Finance Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Finance Committee hereunder) shall be at the Finance Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Finance Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Finance Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	Membership

The Finance Committee will consist of not less than two members of the Board. All members of the Finance Committee will meet the independence requirements of the New York Stock Exchange. The members of the Finance Committee and its Chair will be appointed by and serve at the discretion of the Board and may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Finance Committee and set the agendas for Finance Committee meetings. The Finance Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Finance Committee.

The Finance Committee shall meet four times per year and more frequently as the Finance Committee deems necessary or desirable. The Finance Committee will maintain written minutes of its meetings, and the Secretary will file such minutes with the minutes of the meetings of the Board.

All non-management directors that are not members of the Finance Committee may attend and observe meetings of the Finance Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Finance Committee, and in any event shall not be entitled to vote. The Finance Committee may, at its discretion, include in its meetings members of the Company’s management, or any other persons whose presence the Finance Committee believes to be desirable or appropriate. Notwithstanding the foregoing, the Finance Committee may exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Finance Committee.

The Finance Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, consultants and other outside advisors as the Finance Committee believes to be

A-1

necessary or appropriate and to approve the fees and retention terms of the advisors. The Company shall provide for appropriate funding, as determined by the Finance Committee, for payment to any such persons retained by the Finance Committee. The Finance Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company.

IV.	Duties and Responsibilities

The Finance Committee’s duties and responsibilities are to review, and where appropriate, make recommendations to the Board regarding:

(a) policies relating to the Company’s cash flow, cash management and working capital, stockholder dividends and distributions, share repurchases and investments;

(b) financing plans including capital market and off balance sheet activities (debt, equity, and sale-leaseback) which may have a material impact on the Company’s financial position;

(c) capital expenditure budgets and proposed capital expenditure projects which may have a material impact on the Company’s financial position;

(d) acquisitions, joint ventures, divestitures, and other similar transactions, including but not limited to real estate transactions, alliances, joint ventures and supply agreements;

(e) the financial aspects of risk management policies and their impact on the Company, including but not limited to interest rates, insurance and foreign exchange;

(f) tax policy, the Company’s effective tax rate and tax planning proposals; and

(g) other transactions or financial issues that management desires to have reviewed by the Finance Committee.

The Finance Committee will report on its activities at each regular meeting of the Board. At least annually, the Finance Committee will review and reassess this Charter and submit any recommended changes to the Board for its consideration. The Finance Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Finance Committee. The Finance Committee shall conduct such evaluation and review in such manner as it deems appropriate.

V.	Delegation of Duties

In fulfilling its responsibilities, the Finance Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Finance Committee.

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AMD[logo]

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ONE AMD PLACE SUNNYVALE, CA 94088

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advanced Micro Devices, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
ADVMC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED MICRO DEVICES, INC.

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3 and 4.
Nominees for Directors:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
1.	(01) Hector de J. Ruiz, 02) W. Michael Barnes, 03) Bruce L. Claflin, 04) H. Paulett Eberhart, 05) David J. Edmondson, 06) Robert B. Palmer, 07) Leonard M. Silverman, 08) Morton L. Topfer	☐	☐	☐

Vote On Proposals		For	Against	Abstain
2.	Ratification of appointment of independent registered public accounting firm.	☐	☐	☐
3.	Approval of stockholder proposal to amend the corporate documents.	☐	☐	☐
4.	Approval of stockholder proposal regarding stock option expensing.	☐	☐	☐

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Director, FOR Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm and AGAINST the approval of the stockholder proposal to amend the corporate documents and AGAINST the approval of the stockholder proposal regarding stock option expensing.

Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executor, administrators and trustees so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AMD [logo]

One AMD Place

Sunnyvale, CA 94088

(408) 749-4000

You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 10:00 a.m. on Thursday, April 28, 2005, at the Fairmont Hotel, 170 South Market Street, San Jose, California. Detailed information regarding the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether or not you plan to attend the meeting, it is important that the shares be voted. Accordingly, we ask that you either vote by telephone or by the Internet or sign and return your proxy card as soon as possible in the envelope provided.

Remember: If shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card showing that you were the direct or indirect (“beneficial”) owner of the shares on February 28, 2005 to attend the Annual Meeting.

PROXY

ADVANCED MICRO DEVICES, INC.

Annual Meeting of Stockholders – April 28, 2005

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints HECTOR DE J. RUIZ and HOLLIS M. O’BRIEN and each of them as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Thursday, April 28, 2005, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side, FOR the ratification of appointment of independent registered public accounting firm and AGAINST the stockholder proposals and, in the discretion of the proxyholders, on other matters that may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE		SEE REVERSE SIDE